Exhibit 23-2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 21, 2023, relating to the financial statements of the Employee Stock Purchase Plan (Japan), appearing in the Annual Report on Form 11-K of the Employee Stock Purchase Plan (Japan) for the year ended June 30, 2023.

/s/ Navarro Amper & Co.

Taguig City, Philippines
June 14, 2024